Exhibit 99.1

NEW INVESTMENTS PRESS RELEASE OF TRILINC GLOBAL IMPACT FUND, LLC

Los Angeles, CA (March 3, 2023) - TriLinc Global Impact Fund, LLC (“TriLinc Global Impact Fund” or “TGIF”) announced today that it recently acquired $2,009,531 of participations in three term loan facilities and one trade finance facility, bringing total financing commitments as of January 31, 2023 to approximately $382.7 million for business expansions and socioeconomic developments through its holdings in Sub-Saharan Africa, Latin America, Southeast Asia, and Emerging Europe.

TGIF is an impact investing company that provides growth-stage loans and trade finance to established small and medium enterprises (“SMEs”) primarily in developing economies where access to affordable capital is significantly limited. Impact investing is defined as investing with the specific objective of achieving a competitive financial return as well as creating positive, measurable impact in communities across the globe. The transaction details are summarized below.

On January 3, 2023, TGIF funded $214,601 as part of an existing five-year term loan facility to a consumer lender operating in Mexico. Priced at 12%, this transaction is set to mature on January 24, 2027. The facility will support the borrower’s ability to originate new loans and provide access to financing to over a million new low-income consumers to help them manage healthcare and educational expenses, as well as general household costs required for childcare.

On January 10, 2023, TGIF funded $458,245 as part of a new trade finance facility to a coffee exporter company operating in Peru. Priced at 1.10% per month cash coupon, this transaction is set to mature on March 10, 2023. The facility will support the purchase of sustainable coffee from affiliated farmers and producers, allowing the company to promote the modernization of coffee production and sale of sustainable, organic coffee.

Between January 11, 2023, and January 25, 2023, TGIF funded two transactions totaling $1,228,684 as part of a new trade finance facility to a cocoa trader in Ecuador. Priced at USD 12M LIBOR + 0.79%, these transactions are set to mature on March 11, 2023, and March 25, 2023, respectively. The facility will support the borrower’s purchase of cocoa for export to international markets, promoting fair trade with Ecuadorian small-scale farmers.

On January 25, 2023, TGIF funded $108,000 as part of an existing trade finance facility to a seafood processing company operating in Ecuador, who with their majority female workforce, is at the forefront of setting a new global environmental and social standard for seafood processing. Priced at 0.899% per 30 days, this transaction is set to mature on March 25, 2023. The facility will support the borrower’s ability to purchase seafood products from suppliers for export to international clients.

“By extending financing to SMEs in Latin America, TGIF is demonstrating its commitment to businesses that have positive environmental and social impact,” said Gloria Nelund, CEO of TGIF. “More specifically, we are confident that this financing will the strengthen the workforce of these SMEs and support their steady growth trajectory during periods of limited capital availability.”

About TriLinc Global Impact Fund

TGIF is a public non-traded, externally managed, limited liability company that makes impact investments in SMEs in developing economies that provide the opportunity to achieve both competitive financial returns and positive measurable impact. TGIF invests in SMEs through experienced local market sub-advisors and expects to create a diversified portfolio of financial assets consisting primarily of collateralized private debt instruments. In addition, TGIF aggregates and analyzes social, economic, and environmental impact data to track progress and measure success against stated objectives.